EXHIBIT 3.4

Articles of Amendment
of CNL Hotels & Resorts, Inc.

CNL HOTELS & RESORTS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:             CNL Hotels & Resorts, Inc., a Maryland corporation (the “Corporation”), hereby amends its charter as currently in effect as follows:  Immediately upon the Effective Time set forth below the par value of the Corporation’s common shares, par value $.02 per share, shall be changed to $.01 per share.

SECOND:        The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:            The amendment to the Corporation’s charter set forth above shall be effective at 6:30 pm, Eastern Daylight Saving Time, on August 2, 2004 (the “Effective Time”).

FOURTH:        The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary on this 2nd day of August, 2004.

ATTEST:		CNL HOTELS & RESORTS, INC.

By:	/s/ Linda A. Scarcelli	By:	/s/ Mark E. Patten	(SEAL)
Name:	Linda A. Scarcelli	Name:	Mark E. Patten
Title:	Assistant Secretary	Title:	Senior Vice President and Chief Accounting Officer